Exhibit 99.17

American Rebel Holdings, Inc. (NASDAQ: AREB) and TSR Nitro Celebrate the American Rebel Beer Dodge Hellcat Victory at NHRA Midwest Nationals-Matt Hagan Wins Big in St. Louis

Matt Hagan Powers American Rebel to Victory at NHRA Midwest Nationals—American Rebel Beer Dodge Hellcat Claims First Win of 2025

Nashville, TN, Sept. 29, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) American Rebel Beverages, and American Rebel Light Beer ( www.americanrebelbeer.com ) congratulate Matt Hagan who drove and powered the American Rebel Funny Car to victory at the NHRA Midwest Nationals in St. Louis, Missouri. The win marks a defining moment in the Countdown to the Championship and reinforces American Rebel’s growing presence in the sport — both on the track and in the hearts of fans.

American Rebel Beer was the primary sponsor for the four-time NHRA Funny Car world champion Matt Hagan, who drove the American Rebel Beer Dodge//SRT Hellcat to victory at the 14th Annual NHRA Midwest Nationals . The win marks Hagan’s second of the season , 54th career win , and first with American Rebel Beer as the featured sponsor in 2025 —a defining moment for both the driver and the brand.

After qualifying No. 2 on Friday with a 3.868 ET at 329.91 mph, Hagan advanced through eliminations with precision:

●	Round 1: 3.964 ET at 328.54 mph, defeated Alex Laughlin

●	Round 2: 3.988 ET at 321.19 mph, defeated Cruz Pedregon

●	Semifinals: 3.990 ET at 319.90 mph, defeated Dan Wilkerson

●	Finals: 3.979 ET at 329.34 mph, defeated Jack Beckman

Watch the Final - Matt Hagan American Rebel Beer Dodge Hellcat Victory in St. Louis

Hagan now sits second in the Funny Car championship standings , just 20 points behind leader Austin Prock , with three races remaining in the Countdown to the Championship.

“This win means a lot—not just for our team, but for everyone behind American Rebel Beer,” said Hagan. “We’ve been chasing Austin Prock all season, and today we showed we’re ready to strike. The car was dialed in, and the crew gave me everything I needed to get it done. It was awesome to have American Rebel Beer here with us. We won our first race for them at St. Louis a couple years ago, then won the championship after that. Andy Ross is a great sponsor—how great is it that you have a sponsor you get to drink beer with?”

Hagan’s win also marked his third Wally at the NHRA Midwest Nationals , adding to previous victories in 2021 and 2023. He’s now advanced to the finals seven times at St. Louis , with four runner-up finishes in 2012, 2014, 2015, and 2020.

Andy Ross , CEO of American Rebel Holdings, Inc., added:

“It was amazing to see the American Rebel Beer Dodge Hellcat in victory lane—what a proud moment for our brand and for fans who love racing and freedom. This was a standout weekend with American Rebel Beer as the premier sponsor on Tony Stewart’s Top Fuel dragster, John Hall’s Pro Stock Motorcycle, and of course Matt Hagan’s winning Funny Car. The cars and the beer are fan favorites, and there’s a perfect alignment between the American Rebel brand, American Rebel Light Beer, and the passionate NHRA community. It’s truly a powerful, winning combination that celebrates American values and high-octane performance.

Congratulations to Matt Hagan—a true American Rebel. His heart and horsepower embody everything our brand stands for. As usual, we also had several continuing business discussions at the race with potential partners. Motorsports and American Rebel Light Beer are another winning combination—and this weekend proved it.”

Tony Stewart , driver of the American Rebel Beer Dodge//SRT Top Fuel Dragster, qualified No. 3 with a 3.690 ET at 335.15 mph but was eliminated in Round 1 by Ida Zetterstrom. Stewart remains fourth in the Top Fuel standings, 153 points behind Doug Kalitta.

“We needed to capitalize on points with three races remaining,” said Stewart. “I’m proud of my .026-second reaction time, but we had a hole out at the start of the run. We’ll regroup and look ahead to Dallas.”

The NHRA heads next to the Texas NHRA FallNationals , October 10–12 at the Texas Motorplex near Dallas—where Tony Stewart Racing earned its first-ever double-up victory in 2023.

Hagan’s triumph capped off a weekend packed with brand energy, including Andy Ross’s live performance between qualifying rounds and American Rebel paint roaring down the track in three NHRA classes: Top Fuel, Funny Car, and Pro Stock Motorcycle. The triple-class presence turned heads and amplified the brand’s patriotic identity across the entire raceway.

The victory not only showcased Hagan’s elite driving but also underscored the strength of American Rebel’s partnership with Tony Stewart Racing.

“I was fired up to be there,” said Andy Ross, CEO of American Rebel Holdings. “Playing for that crowd, feeling the energy, and then watching Matt take the win in our car — it was electric. That’s the American Rebel spirit. Loud, proud, and built to win.”

American Rebel’s partnership with Tony Stewart Racing continues to fuel explosive brand growth. From national TV exposure reaching millions of viewers to grassroots fan engagement at the track, TSR has helped American Rebel Light forge powerful connections with consumers who live by the same values we do: freedom, grit, and pride. The synergy between racing excellence and patriotic branding is driving awareness, trial, and loyalty across the country.

Catch highlights on FS1 and follow @AmericanRebelBeer for behind the scenes content from the weekend.

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel began as a designer and marketer of branded safes and personal security products and has since grown into a diversified patriotic lifestyle company with offerings in beer, branded safes, apparel, and accessories. With the introduction of American Rebel Light Beer, the company is now making waves in the beverage space.

Learn more at: https://americanrebelbeer.com/investor-relations/

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story

About American Rebel Light Beer

American Rebel Light is more than just a beer – it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion.

Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia and now Mississippi. For more information about the launch events and the availability of American Rebel Beer, please visit: https://americanrebelbeer.com

Follow us on social media: @AmericanRebelBeer

American Rebel Light is a Premium Domestic Light Lager Beer – all-natural, crisp, clean and bold with a lighter feel. At approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, it delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s brewed without added supplements and doesn’t contain corn, rice, or other sweeteners typically found in mass-produced beers.

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tporter@americanrebelbeer.com

Investor Relations

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our continued sponsorship of high profile events, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2025.